UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K/A2

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported) December 12, 2005

GREENS WORLDWIDE INCORPORATED

(Exact name of registrant as specified in its charter)

Arizona	000-25025	86-0718104
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

346 Woodland Church Road, Hertford, North Carolina 27944

(Address of Principal Executive Offices)

Registrant’s telephone number, including area code 252-264-2064

 Item 4.01

Changes in Registrant’s Certifying Accountant

(a)

Prior to the reverse merger with USPGT, our former auditors were Hansen, Barnett & Maxwell (“HBM”) whom audited our pre-merger financial statements for the fiscal years ended December 31, 2004 and 2003. HBM was engaged January 2, 2002 and dismissed November 11, 2005, as previously reported in a Form 8-K filed on November 14, 2005.

(b)

Epstein, Weber & Conover, PLC (“Epstein”) were the auditors of USPGT and reported on their financial statements as of June 30, 2005 and for the period from January 28, 2005 (date of inception of USPGT) through June 30, 2005, whose audit report was dated October 27, 2005.

In connection with the reverse merger with USPGT, we formally engaged (as approved by the Board of Directors) Epstein on November 10, 2005, to serve as our new auditors for the post-merger entity, and we subsequently dismissed Epstein on December 12, 2005. Epstein performed no audit or audit-related services for the post merger entity during the period of their engagement, November 10, 2005 through December 12, 2005. Epstein was dismissed prior to completing their review procedures on our interim financial statements for the period ended September 30, 2005.

_____________________________________________________________________________________________________

During the period from November 10, 2005 through December 12, 2005, except as disclosed below, there were no other disagreements with Epstein on any matters of accounting principles or practices, financial statement disclosure, or auditing scope or procedures, which disagreements, if not resolved to the satisfaction of Epstein, would have caused it to make reference to the subject matter of the disagreements in connection with its reports. In addition, there were no reportable events as set forth in Item 304(a)(1)(iv)(B) of Regulation S-B that occurred during the period of their engagement, November 10, 2005 through December 12, 2005, except as disclosed below.

On December 2, 2005, Epstein informed management  that they did not agree with our accounting  and presentation of: (1) sale of intellectual property for a long-term note receivable; (2) common stock warrants issued with debt instruments; (3) accounting for beneficial conversion feature on debt; (4) accounting for the business combination (reverse merger); and (5) restructured debt Epstein also informed us that we have a material weaknesses in our controls over financial reporting, consisting of the need to hire a qualified accountant., which Epstein believes is a reportable condition.

(c)

We engaged Most & Company, LLP (“MCO”) on December 12, 2005 to serve as our newly appointed independent public accounting firm for the post-merger entity. During the two years ended December 31, 2004 and through the date hereof, neither we nor anyone on our behalf consulted MCO regarding the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on the financial statements, nor has MCO provided to us a written report or oral advice regarding such principles or audit opinion. MCO has performed a review of our September 30, 2005 interim financial statements which represented those of the post-merger entity and has been engaged to audit our financial statements as of December 31, 2005 and for the year then ended.

(d)

We believe Epstein's disagreements of accounting and presentations matters indicated above should not be considered disagreements, but as of December 2, unresolved issues. Instead of discussing these matters with us to assist with their resolution, they ceased working on their review and requested payment. This left us no choice but to dismiss them and engage MCO to review our financial statements. MCO had us hire another accountant to assist with the completion of the closing of our books and prepare the financial statements. All five of the issues raised by Epstein, were discussed in detail with MCO and appropriate adjustments were made and reported. Had Epstein read the form 10-QSB, as filed on December 16, 2005, they would have realized that these issues were considered and resolved. Further, had they discussed these issues with MCO's as requested by both telephone and written requests for information on issues, they would have further known the issues were considered.

As to their allegation of significant deficiencies in internal control, we received no formal letter as to significant deficiencies in internal control. The only communication received from Epstein was an email dated December 02, 2005, which included the material weakness (together with a list of open items to be resolved). The email was in response to an email from us requesting the status of their review. This email was then forwarded to the accounting firm assisting with the closing of the books and preparation of the financial statements for the Form 10-QSB. Other than the list of open items that needed to be resolved, the email's only mention of a material weakness relates to the "need to hire a qualified accountant". Neither during nor upon the completion of Epstein's audit of USPGT, which has the same controls and procedures as we do, did Epstein indicate there were any significant deficiencies in internal control.  We had already engaged another accounting firm, who were assisting us with the accounting and preparation of financial statements. Further, Epstein did not make themselves available to discuss the matter.

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We discussed in detail with MCO each of the accounting and presentation matters and was advised by MCO that each of the areas of disagreement referred to have been fully addressed and reported by us to the satisfaction of MCO in the Registrant’s Form 10-QSB for quarter ended September 30, 2005.

(e)

We have requested that Epstein furnish it with a letter addressed to the Securities and Exchange Commission stating whether or not it agrees with the above statements. Such request was made on March 8, 2006. A response, once received, will be filed as Exhibit 16.1 to an amended Form 8-K.

 Item 9.01

Financial Statements and Exhibits

(c) Exhibits:
EX 16.1	Letter from Most & Company, LLP to the SEC regarding change of certifying accountants.

 SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934 the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: March 9, 2006

Greens Worldwide Incorporated

/s/ R. Thomas Kidd

By: ________________________________

R. Thomas Kidd,

President & CEO

_____________________________________________________________________________________________________

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